Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS FULL YEAR
AND FOURTH QUARTER EARNINGS
Record full year revenues of $17.5 billion, up $1.1 billion
MIAMI (December 19, 2017) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income for the full year 2017 of $2.6 billion, or $3.59 diluted EPS, compared to $2.8 billion, or $3.72 diluted EPS, for the prior year. Full year 2017 adjusted net income of $2.8 billion, or $3.82 adjusted EPS, was higher than adjusted net income of $2.6 billion, or $3.45 adjusted EPS, for the full year 2016. Adjusted net income excludes unrealized gains on fuel derivatives of $227 million and previously reported impairments and other net charges of $390 million for the full year 2017. For the full year 2016, adjusted net income excludes unrealized gains on fuel derivatives of $236 million and other net charges of $37 million. Revenues for the full year 2017 were $17.5 billion, $1.1 billion higher than the $16.4 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald noted, “We exceeded the high end of our original full year 2017 guidance by $0.22 per share, achieving record cash from operations of $5.3 billion and another adjusted earnings per share record despite a significant drag from fuel and currency. Our full year performance was led by over 4.5 percent growth in ticket prices while overcoming a variety of headwinds, affirming that our core strategy, which is anchored in delivering exceptional guest experiences, driving demand through marketing programs to increase cruise consideration, and introducing new more efficient ships through measured capacity growth all while leveraging our scale, can deliver consistent earnings improvements.”
Key information for the fourth quarter 2017 compared to the prior year:

•
U.S. GAAP net income for 4Q 2017 of $546 million, or $0.76 diluted EPS, compared to $609 million or $0.83 diluted EPS, for the prior year. On an adjusted basis, 4Q 2017 net income of $452 million, or $0.63 EPS, compared to net income of $491 million, or $0.67 EPS, for the prior year. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other net charges, totaling $94 million in net gains for 4Q 2017 and $118 million of net gains for 4Q 2016.

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 6.8 percent. In constant currency, net revenue yields increased 4.2 percent for 4Q 2017, better than September guidance of up 1.5 to 2.5 percent.

•
Gross cruise costs including fuel per ALBD increased 9.7 percent. In constant currency, net cruise costs excluding fuel per ALBD increased 6.1 percent, in line with September guidance of up 6.0 to 7.0 percent.

•	Changes in fuel prices (including realized fuel derivatives) and currency exchange rates decreased earnings by $0.03 per share.

•	Voyage disruptions due to hurricanes reduced fourth quarter earnings by approximately $0.11 per share.
Highlights during the fourth quarter included the official start of construction on AIDA Cruises’ AIDAnova entering service in December 2018, the first of seven next-generation ships for the corporation that will be fully powered by liquefied natural gas (LNG), as well as an agreement reached between Carnival Cruise Line and Shell, which will supply fuel for the brand’s two LNG-powered ships, to be the first in North America when they enter service in 2020 and 2022. Also during the quarter, the company announced an agreement with Italian shipbuilder Fincantieri for the construction of a new ship for its iconic Cunard brand, to be delivered in 2022. Several new innovations under the company’s OCEAN® experience platform launched including Ocean MedallionTM, PlayOceanTM a mobile gaming portfolio, OceanViewTM, which is the world’s first digital streaming travel channel for land and sea, and MedallionNetTM, a new easy-to-access Wi-Fi that features exceptional speeds, bandwidth and service consistency. Other milestones included Seabourn being named “Best Small-Ship Cruise Line” by the prestigious Condè Nast Traveler magazine and the announcement of a one-of-a-kind restaurant and microbrewery in partnership with celebrity chef Guy Fieri to be featured on Carnival Cruise Line’s Carnival Horizon debuting in April 2018.

2018 Outlook
At this time, cumulative advance bookings for full year 2018 are ahead of the prior year at higher prices. Since November, booking volumes for 2018 have been running well ahead of the prior year at higher prices.
Donald commented, “Despite booking disruptions from this year’s multiple hurricanes, we are still heading into 2018 with a stronger base of business and higher prices than last year. We have numerous efforts underway to keep the momentum going in 2018 and beyond, from our innovative approaches to increase consideration for cruising, including our recently announced partnership with Univision, to the further roll-out of our state-of-the-art revenue management system. In 2018 we also look forward to the delivery of four new cutting-edge ships, Carnival Horizon, Seabourn Ovation, AIDAnova, and Nieuw Statendam to further our strategic fleet enhancement program.”
Based on current booking trends, the company expects full year 2018 net revenue yields in constant currency to be up approximately 2.5 percent compared to the prior year. The company expects full year net cruise costs excluding fuel per ALBD in constant currency to be up approximately 1.0 percent compared to the prior year.
As a result of higher fuel prices, forecasted fuel costs for the full year 2018 are expected to increase approximately $117 million compared to the prior year, net of realized fuel derivatives, reducing earnings by $0.16 per share. This is partially offset by favorable movements in currency exchange rates, which are forecasted to increase earnings by $0.08 per share.
Taking the above factors into consideration, the company expects full year 2018 adjusted earnings per share to be in the range of $4.00 to $4.30, compared to 2017 adjusted earnings per share of $3.82.
Donald added, “We remain on track to achieve double digit return on invested capital in 2018. We are committed to the continued distribution of cash to shareholders through increasing dividends, currently totaling $1.3 billion annually, and ongoing share repurchases, which have exceeded $3 billion since late 2015.”
First Quarter 2018 Outlook
First quarter constant currency net revenue yields are expected to be up approximately 1.5 to 2.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the first quarter of 2018 are expected to increase by approximately 2.0 to 3.0 percent compared to the prior year. Changes in fuel prices (including realized fuel derivatives) and changes in currency exchange rates compared to prior year are expected to decrease earnings by $0.02 per share. Based on the above factors, the company expects adjusted earnings per share for the first quarter 2018 to be in the range of $0.37 to $0.41 versus 2017 adjusted earnings per share of $0.38.

Selected Key Forecast Metrics

	Full Year 2018		First Quarter 2018
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx 4.0%	Approx 2.5%	5.0 to 6.0%	1.5 to 2.5%
Net cruise costs excl. fuel / ALBD	Approx 3.0%	Approx 1.0%	5.5 to 6.5%	2.0 to 3.0%

	Full Year 2018	First Quarter 2018
Fuel cost per metric ton consumed	$442	$420
Fuel consumption (metric tons in thousands)	3,315	820
Currencies (USD to 1)
AUD	$0.76	$0.76
CAD	$0.78	$0.78
EUR	$1.18	$1.18
GBP	$1.34	$1.34
RMB	$0.15	$0.15

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2017	2016	2017	2016
Net income (in millions)	$546	$609	$2,606	$2,779
Adjusted net income (in millions) (a)	$452	$491	$2,770	$2,580

Earnings per share-diluted	$0.76	$0.83	$3.59	$3.72
Adjusted earnings per share-diluted (a)	$0.63	$0.67	$3.82	$3.45
(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. BST) today to discuss its 2017 fourth quarter and full year results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of 10 dynamic brands that include nine of the world’s leading cruise lines. With operations in North America, Europe, Australia and Asia, its portfolio features Carnival Cruise Line, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK), as well as Fathom, the corporation’s immersion and enrichment experience brand.
Together, the corporation’s cruise lines operate 103 ships with 232,000 lower berths visiting over 700 ports around the world, with 18 new ships scheduled to be delivered between 2018 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
In 2017, Fast Company recognized Carnival Corporation as being among the “Top 10 Most Innovative Companies” in both the design and travel categories. Fast Company specifically recognized Carnival Corporation for its work in developing Ocean Medallion™, a high-tech wearable device that enables the world’s first interactive guest experience platform capable of transforming vacation travel into a highly personalized and elevated level of customized service.
Additional information can be found on www.carnival.com, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au, www.pocruises.com, and www.fathom.org.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
1 305 406 7862	1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•
The demand for cruises may decline due to adverse world events impacting the ability or desire of people to travel, including conditions affecting the safety and security of travel, government, regulations and requirements, and negative economic conditions

•
Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew

•
Changes in and compliance with laws and regulations relating to environment, health, safety, security, data privacy and protection, tax and anti-corruption under which we operate may lead to litigations, enforcement actions, fines, or penalties

•
Disruptions and other damages to our information technology and other networks and operations, breaches in data security, lapses in data privacy, and failure to keep pace with developments in technology

•	Ability to recruit, develop and retain qualified shipboard personnel who live on ships away from home for extended periods of time

•	Increases in fuel prices and availability of fuel supply

•	Fluctuations in foreign currency exchange rates

•	Overcapacity and competition in the cruise ship and land-based vacation industry

•
Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain, as well as reductions in the availability of, and increases in the prices for, the services and products provided by these vendors

•
Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations, as well as increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages

•	Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2017	2016	2017	2016
Revenues
Cruise
Passenger ticket	$3,131	$2,873	$12,944	$12,090
Onboard and other	1,093	1,021	4,330	4,068
Tour and other	35	41	236	231
	4,259	3,935	17,510	16,389
Operating Costs and Expenses
Cruise
Commissions, transportation and other	578	517	2,359	2,240
Onboard and other	149	141	587	553
Payroll and related	555	505	2,107	1,993
Fuel	330	267	1,244	915
Food	257	250	1,031	1,005
Other ship operating (a)	718	611	3,010	2,525
Tour and other	31	28	163	152
	2,617	2,319	10,501	9,383
Selling and administrative	616	584	2,265	2,197
Depreciation and amortization	477	435	1,846	1,738
Goodwill and trademark impairment	—	—	89	—
	3,710	3,338	14,701	13,318
Operating Income	548	597	2,809	3,071
Nonoperating Income (Expense)
Interest income	2	2	9	6
Interest expense, net of capitalized interest	(48)	(55)	(198)	(223)
Gains (losses) on fuel derivatives, net (b)	54	55	35	(47)
Other income, net	3	14	11	21
	12	16	(143)	(243)
Income Before Income Taxes	560	613	2,666	2,828
Income Tax Expense, Net	(14)	(4)	(60)	(49)
Net Income	$546	$609	$2,606	$2,779
Earnings Per Share
Basic	$0.76	$0.84	$3.61	$3.73
Diluted	$0.76	$0.83	$3.59	$3.72

Dividends Declared Per Share	$0.45	$0.35	$1.60	$1.35
Weighted-Average Shares Outstanding - Basic	720	727	723	745
Weighted-Average Shares Outstanding - Diluted	722	729	725	747

(a)	Includes $304 million of ship impairment charges in the twelve months ended November 30, 2017.

(b)
During the three months ended November 30, 2017 and 2016, our gains (losses) on fuel derivatives, net include net unrealized gains of $93 million and $115 million and realized (losses) of $(39) million and $(60) million, respectively. During the twelve months ended November 30, 2017 and 2016, our gains (losses) on fuel derivatives, net include net unrealized gains of $227 million and $236 million and realized (losses) of $(192) million and $(283) million, respectively.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	November 30,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$395	$603
Trade and other receivables, net	312	298
Inventories	387	322
Prepaid expenses and other	502	466
Total current assets	1,596	1,689
Property and Equipment, Net	34,430	32,429
Goodwill	2,967	2,910
Other Intangibles	1,200	1,275
Other Assets	585	578	(a)
	$40,778	$38,881
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$485	$457
Current portion of long-term debt	1,717	640
Accounts payable	762	713
Accrued liabilities and other	1,877	1,740
Customer deposits	3,958	3,522
Total current liabilities	8,800	7,072
Long-Term Debt	6,993	8,302	(a)
Other Long-Term Liabilities	769	910

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 655 shares at 2017 and 654 shares at 2016 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2017 and 2016 issued	358	358
Additional paid-in capital	8,690	8,632
Retained earnings	23,292	21,843
Accumulated other comprehensive loss	(1,782)	(2,454)
Treasury stock, 122 shares at 2017 and 118 shares at 2016 of Carnival Corporation and 32 shares at 2017 and 27 shares at 2016 of Carnival plc, at cost	(6,349)	(5,789)
Total shareholders’ equity	24,216	22,597
	$40,778	$38,881

(a)
On December 1, 2016, we adopted the Financial Accounting Standards Board’s Interest - Imputation of Interest and reclassified $55 million from Other Assets to Long-Term Debt on our November 30, 2016 Consolidated Balance Sheet.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2017	2016	2017	2016
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	20,762	20,447	82,303	80,002
Occupancy percentage (b)	103.6%	103.8%	105.9%	105.9%
Passengers carried (in thousands)	3,010	2,920	12,130	11,520
Fuel consumption in metric tons (in thousands)	823	816	3,286	3,233
Fuel consumption in metric tons per thousand ALBDs	39.7	39.9	39.9	40.4
Fuel cost per metric ton consumed	$400	$327	$378	$283
Currencies (USD to 1)
AUD	$0.78	$0.76	$0.77	$0.74
CAD	$0.80	$0.75	$0.77	$0.75
EUR	$1.18	$1.10	$1.12	$1.11
GBP	$1.32	$1.26	$1.28	$1.37
RMB	$0.15	$0.15	$0.15	$0.15

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,024	$1,024	$5,322	$5,134
Capital expenditures	$648	$646	$2,944	$3,062
Dividends paid	$290	$256	$1,087	$977

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2017	2017 Constant Dollar	2016	2017	2017 Constant Dollar	2016
Passenger ticket revenues	$3,131	$3,056	$2,873	$12,944	$12,998	$12,090
Onboard and other revenues	1,093	1,075	1,021	4,330	4,338	4,068
Gross cruise revenues	4,224	4,131	3,894	17,274	17,336	16,158
Less cruise costs
Commissions, transportation and other	(578)	(562)	(517)	(2,359)	(2,371)	(2,240)
Onboard and other	(149)	(147)	(141)	(587)	(589)	(553)
	(727)	(709)	(658)	(2,946)	(2,960)	(2,793)
Net passenger ticket revenues	2,553	2,494	2,356	10,585	10,627	9,850
Net onboard and other revenues	944	928	880	3,744	3,749	3,515
Net cruise revenues	$3,497	$3,422	$3,236	$14,329	$14,376	$13,365
ALBDs	20,761,913	20,761,913	20,446,708	82,302,887	82,302,887	80,002,092

Gross revenue yields	$203.42	$198.97	$190.42	$209.88	$210.63	$201.97
% increase	6.8%	4.5%		3.9%	4.3%
Net revenue yields	$168.42	$164.83	$158.21	$174.10	$174.67	$167.06
% increase	6.5%	4.2%		4.2%	4.6%
Net passenger ticket revenue yields	$122.96	$120.09	$115.18	$128.62	$129.12	$123.11
% increase	6.8%	4.3%		4.5%	4.9%
Net onboard and other revenue yields	$45.46	$44.74	$43.03	$45.48	$45.55	$43.95
% increase	5.6%	4.0%		3.5%	3.6%

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2017	2017 Constant Currency	2016	2017	2017 Constant Currency	2016
Net passenger ticket revenues	$2,553	$2,491	$2,356	$10,585	$10,632	$9,850
Net onboard and other revenues	944	930	880	3,744	3,741	3,515
Net cruise revenues	$3,497	$3,421	$3,236	$14,329	$14,373	$13,365
ALBDs	20,761,913	20,761,913	20,446,708	82,302,887	82,302,887	80,002,092

Net revenue yields	$168.42	$164.80	$158.21	$174.10	$174.63	$167.06
% increase	6.5%	4.2%		4.2%	4.5%
Net passenger ticket revenue yields	$122.96	$120.00	$115.18	$128.62	$129.18	$123.11
% increase	6.8%	4.2%		4.5%	4.9%
Net onboard and other revenue yields	$45.46	$44.81	$43.03	$45.48	$45.45	$43.95
% increase	5.6%	4.1%		3.5%	3.4%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a):

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2017	2017 Constant Dollar	2016	2017	2017 Constant Dollar	2016
Cruise operating expenses	$2,587	$2,535	$2,291	$10,338	$10,372	$9,231
Cruise selling and administrative expenses	613	601	582	2,250	2,259	2,188
Gross cruise costs	3,200	3,136	2,873	12,588	12,631	11,419
Less cruise costs included above
Commissions, transportation and other	(578)	(562)	(517)	(2,359)	(2,371)	(2,240)
Onboard and other	(149)	(147)	(141)	(587)	(589)	(553)
Gains (losses) on ship sales and impairments (c)	1	1	—	(298)	(288)	2
Restructuring expenses (c)	—	—	—	(3)	(3)	(2)
Other (c)	—	—	(1)	—	—	(41)
Net cruise costs	2,474	2,428	2,214	9,341	9,380	8,585
Less fuel	(330)	(330)	(267)	(1,244)	(1,244)	(915)
Net cruise costs excluding fuel	$2,144	$2,098	$1,947	$8,097	$8,136	$7,670
ALBDs	20,761,913	20,761,913	20,446,708	82,302,887	82,302,887	80,002,092

Gross cruise costs per ALBD	$154.07	$151.03	$140.51	$152.94	$153.46	$142.73
% increase	9.7%	7.5%		7.2%	7.5%
Net cruise costs excluding fuel per ALBD	$103.26	$101.08	$95.22	$98.37	$98.84	$95.87
% increase	8.4%	6.2%		2.6%	3.1%

	Three Months Ended November 30,			Twelve Months Ended November 30,
	2017	2017 Constant Currency	2016	2017	2017 Constant Currency	2016
Net cruise costs excluding fuel	$2,144	$2,097	$1,947	$8,097	$8,108	$7,670
ALBDs	20,761,913	20,761,913	20,446,708	82,302,887	82,302,887	80,002,092

Net cruise costs excluding fuel per ALBD	$103.26	$101.00	$95.22	$98.37	$98.51	$95.87
% increase	8.4%	6.1%		2.6%	2.7%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended November 30,		Twelve Months Ended November 30,
(in millions, except per share data) (a)	2017	2016	2017	2016
Net income
U.S. GAAP net income	$546	$609	$2,606	$2,779
Unrealized (gains) losses on fuel derivatives, net (b)	(93)	(115)	(227)	(236)
(Gains) losses on ship sales and impairments (c)	(1)	—	387	(2)
Restructuring expenses (c)	—	—	3	2
Other (c)	—	(3)	—	37
Adjusted net income	$452	$491	$2,770	$2,580
Weighted-average shares outstanding	722	729	725	747

Earnings per share
U.S. GAAP earnings per share	$0.76	$0.83	$3.59	$3.72
Unrealized (gains) losses on fuel derivatives, net (b)	(0.13)	(0.16)	(0.31)	(0.32)
(Gains) losses on ship sales and impairments (c)	—	—	0.53	—
Restructuring expenses (c)	—	—	—	—
Other (c)	—	—	—	0.05
Adjusted earnings per share	$0.63	$0.67	$3.82	$3.45

Notes to Non-GAAP Financial Measures

(a)	Non-GAAP Financial Measures
We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

We believe that gains and losses on ship sales, impairment charges, restructuring and certain other expenses are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we exclude these items from non-GAAP measures. Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency
Our Europe, Australia & Asia (“EAA”) segment and Cruise Support segment operations utilize the euro, sterling and Australian dollar as their functional currencies to measure their results and financial condition. This subjects us to foreign currency translational risk. Our North America, EAA and Cruise Support segment operations also have revenues and expenses that are in a currency other than their functional currency. This subjects us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2017 periods’ currency exchange rates have remained constant with the 2016 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting is a non-GAAP financial measure that removes only the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations.

Constant currency reporting is a non-GAAP financial measure that removes the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency for our North America, EAA and Cruise Support segments.

Examples:

•
The translation of our EAA segment operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our North America segment operations have a U.S. dollar functional currency but also have revenue and expense transactions in currencies other than the U.S. dollar. If the U.S. dollar strengthens against these other currencies, it reduces the U.S. dollar revenues and expenses. If the U.S. dollar weakens against these other currencies, it increases the U.S. dollar revenues and expenses.

•
Our EAA segment operations have euro, sterling and Australian dollar functional currencies but also have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.

(b)
Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

(c)
We believe that gains and losses on ship sales, impairment charges, restructuring expenses and other non-core gains and charges are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, restructuring expenses and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.